Exhibit 3.1

ARTICLES OF INCORPORATION

OF

TECNOGLASS INC.

The undersigned, in forming a Florida corporation under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes (the “Act”), hereby adopts the following Articles of Incorporation:

ARTICLE I

NAME AND ADDRESS

The name of the Corporation is Tecnoglass Inc. (this “Corporation”). The addresses of the principal office and the mailing addresses of this Corporation are 3550 NW 49th Street, Miami, Florida 33142 and Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia.

ARTICLE II

PURPOSE

This Corporation is organized for the purpose of transacting any and all lawful business for corporations organized under the Act.

ARTICLE III

CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is one hundred one million (101,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and (b) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Board of Directors of the Corporation (the “Board”) is authorized to issue shares of Preferred Stock in one or more series by adoption of amendments to these Articles of Incorporation, which may be effected without shareholder approval, setting forth the number of shares to be included in each such series and the designation, preferences, limitations and relative rights of the shares of each such series.

The Corporation may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the Corporation on such terms as the Board may from time to time determine.

The Corporation may issue units of securities in the Corporation, which may be comprised of shares and warrants to purchase additional shares, upon such terms as the Board may from time to time determine.

The Corporation shall not issue shares to bearer.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The street address of the registered office of this Corporation is 1200 South Pine Island Road, Plantation, Florida 33324, and the name of the registered agent of this Corporation at such office is NRAI Services, Inc.

ARTICLE V

SPECIAL MEETINGS OF SHAREHOLDERS

The shareholders of this Corporation may only call a special meeting of shareholders if the holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to this Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE VI

INDEMNIFICATION

This Corporation shall indemnify any director or officer, or any former director or officer of this Corporation, to the fullest extent permitted by law.

ARTICLE VII

AFFILIATED TRANSACTIONS

For purposes of Section 607.0901 of the Florida Business Corporation Act pursuant to Section 607.0901(1)(h) thereof, the term “disinterested director” shall mean (a) any member of the Board who was a member of the Board of Directors of Tecnoglass, Inc., a Cayman Islands company, immediately prior to the date these Articles of Incorporation are first filed with the Department of State of the State of Florida (other than any member of the Board who is the holder of 10% or more of the outstanding Common Stock of the Corporation), (b) any member of the Board who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the Board, and (c) any member of the Board who (i) qualifies as an “independent director” under the rules of the national securities exchange on which shares of the Corporation are then listed, and (ii) is not an “interested shareholder” of the Corporation within the meaning of Section 607.0901 of the Florida Business Corporation Act, as determined in good faith by a majority of the Board.

ARTICLE VIII

REMOVAL OF DIRECTORS

At a meeting of shareholders, any director or the entire Board may be removed, for cause, by the affirmative vote of a majority of the votes cast by the shares entitled to vote at an election of directors.

ARTICLE IX

BYLAWS

The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class; provided, however, that any proposal to amend, alter, change or repeal the provisions of Section 1 of Article II of the Bylaws of the Corporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation in any manner permitted by law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any proposal to amend, alter, change or repeal the provisions of Article VIII and this Article X shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

*  *  *  *  *

IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 7th day of July, 2026.

/s/ Santiago Giraldo
Santiago Giraldo, Incorporator